AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 10, 2013

REGISTRATION NO. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENANTA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	04-3205099
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

500 Arsenal Street, Watertown, MA	02472
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated 1995 Equity Incentive Plan

2012 Equity Incentive Plan

(Full title of the plan)

Jay R. Luly

President and Chief Executive Officer

Enanta Pharmaceuticals, Inc.

500 Arsenal Street

Watertown, Massachusetts 02472

(Name and address of agent for service)

(617) 607-0800

(Telephone number, including area code, of agent for service)

Copy to:

Nathaniel S. Gardiner, Esq.

Stacie S. Aarestad, Esq.

Edwards Wildman Palmer LLP

111 Huntington Avenue

Boston, Massachusetts 02199-7613

(617) 239-0100

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.01 par value	342,019 shares(2)	$17.965(3)	$6,144,371.34(3)	$838.09
	6,336 shares(4)	$18.97 - $20.70(5)	$125,285.60(6)	$17.09
	1,691,699 shares(7)	$0.7327 - $14.1799(8)	$8,179,531.52(9)	$1,115.69

(1)	Pursuant to Rule 416 under the Securities Act of 1933, to the extent that additional shares of the Registrant’s common stock may be issued or issuable as a result of a stock split or other distribution declared at any time by the Board of Directors while this Registration Statement is in effect, this Registration Statement is hereby deemed to cover all such additional shares of common stock.
(2)	Represents 342,019 shares of common stock issuable in connection with equity awards that may be granted in the future pursuant to the Registrant’s 2012 Equity Incentive Plan (the “2012 Plan”).
(3)	Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933, as amended, the proposed maximum aggregate offering price is the product obtained by multiplying (i) $17.965 (the average of the high and low prices of the Registrant’s common stock on June 4, 2013) by (ii) 342,019 (the number of shares of common stock issuable in connection with equity awards that may be granted in the future pursuant to the 2012 Plan).
(4)	Represents 6,336 shares of common stock issuable with respect to outstanding options previously granted pursuant to the 2012 Plan.
(5)	The per-share exercise price with respect to (i) 2,320 of the outstanding options is $18.97, (ii) 2,320 of the outstanding options is $19.90 and (iii) 1,696 of the outstanding options is $20.70.
(6)	Reflects the aggregate offering price based on the per-share exercise price of the outstanding options listed in Note 5 above.
(7)	Represents 1,691,699 shares of common stock issuable with respect to outstanding options previously granted pursuant to the Registrant’s Amended and Restated 1995 Equity Incentive Plan (the “1995 Plan”, and together with the 2012 Plan, the “Plans”).
(8)	The per-share exercise price with respect to (i) 579,362 of the outstanding options is $0.7327 , (ii) 101,180 of the outstanding options is $1.2068, (iii) 45,541 of the outstanding options is $1.2930, (iv) 56,776 of the outstanding options is $1.5085, (v) 59,924 of the outstanding options is $1.9826 , (vi) 170,001 of the outstanding options is $2.5429, (vii) 209,766 of the outstanding options is $2.9739, (viii) 118,467 of the outstanding options is $11.7663, (ix) 10,440 of the outstanding options is $13.4472, (x) 13,921 of the outstanding options is $13.45, (xi) 196,052 of the outstanding options is $14.00 and (xii) 130,269 of the outstanding options is $14.1799.
(9)	Reflects the aggregate offering price based on the per-share exercise price of the outstanding options listed in Note 8 above.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I is included in the documents sent or given to participants in the Amended and Restated 1995 Equity Incentive Plan and the 2012 Equity Incentive Plan of Enanta Pharmaceuticals, Inc. (the “Registrant”) pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed with the SEC are incorporated by reference herein and shall be deemed to be a part hereof:

(a)	the prospectus filed by the Registrant with the SEC on March 26, 2013 pursuant to Rule 424(b) under the Securities Act, relating to its Registration Statement on Form S-1, as amended (No. 333-184779), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b)	the Registrant’s Current Report on Form 8-K (No. 001-35839), as filed with the SEC on March 28, 2013;

(c)	the Registrant’s Quarterly Report on Form 10-Q for the period ending March 31, 2013 (No. 001-35839), as filed with the SEC on May 15, 2013; and

(d)	the description of the Registrant’s common stock contained in its Registration Statement on Form 8-A (No. 001-35839) filed with the SEC on March 18, 2013, including any amendment or report filed hereafter for the purpose of updating such description.

All documents filed after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934 and prior to the filing of a post-effective amendment that indicates that all shares of common stock offered hereunder have been sold or that deregisters all shares of common stock remaining unsold shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Officers and Directors.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the corporation’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 1 of Article EIGHTH of Enanta’s Certificate of Incorporation provides that Enanta shall indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Enanta) by reason of the fact that he or she is or was, or has agreed to become, a director or officer of Enanta, or is or was serving, or has agreed to serve, at the request of Enanta, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), liabilities, losses, judgments, fines, excise taxes and penalties arising under the Employee Retirement Income Security Act of 1974, and amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner that Indemnitee reasonably believed to be in, or not opposed to, the best interests of Enanta, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 2 of Article EIGHTH of Enanta’s Certificate of Incorporation provides that Enanta shall indemnify any Indemnitee who was or is a party to or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of Enanta to procure a judgment in its favor by reason of the fact that Indemnitee is or was, or has agreed to become, a director or officer of Enanta, or is or was serving, or has agreed to serve, at the request of Enanta, as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred by or on behalf of Indemnitee in connection with such action, suit or proceeding and any appeal therefrom, if Indemnitee acted in good faith and in a manner that Indemnitee reasonably believed to be in, or not opposed to, the best interests of Enanta, except that no indemnification shall be made in respect of any claim, issue or matter as to which Indemnitee shall have been adjudged to be liable to Enanta, unless, and only to the extent, that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) that the Court of Chancery of Delaware or such other court shall deem proper. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by Enanta against all expenses (including attorneys’ fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith. If Enanta does not assume the defense, expenses must be advanced to an Indemnitee under certain circumstances.

In accordance with Section 145(g) of the Delaware General Corporation Law, Section 12 of Article EIGHTH of Enanta’s Certificate of Incorporation provides that Enanta may purchase and maintain insurance to protect itself and any director, officer, employee or agent of Enanta or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not Enanta would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

Enanta has entered into indemnification agreements with each of its directors and executive officers and has obtained insurance covering its directors and officers against losses and insuring Enanta against certain of its obligations to indemnify its directors and officers. Certain of Enanta’s non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities in their capacity as members of Enanta’s board of directors.

Section 102(b)(7) of the Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provisions shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

Article SEVENTH of Enanta’s Certificate of Incorporation provides that no director shall be personally liable to Enanta or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See the Exhibit Index immediately following the signature pages.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a directors, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Watertown, Commonwealth of Massachusetts, as of June 10, 2013.

ENANTA PHARMACEUTICALS, INC.

By:	/s/ Jay R. Luly
Jay R. Luly
President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Enanta Pharmaceuticals, Inc., hereby severally constitute and appoint each of Jay R. Luly and Paul J. Mellett, our true and lawful attorneys-in-fact, with full power to them in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including any post-effective amendments thereto), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ Jay R. Luly	President and Chief Executive	June 10, 2013
Jay R. Luly	Officer and Director (Principal Executive Officer)

/s/ Paul J. Mellett	Chief Financial Officer	June 10, 2013
Paul J. Mellett	(Principal Financial and Accounting Officer)

/s/ Ernst-Günter Afting	Director	June 10, 2013
Ernst-Günter Afting

/s/ Stephen Buckley, Jr.	Director	June 10, 2013
Stephen Buckley, Jr.

/s/ Marc E. Goldberg	Director	June 10, 2013
Marc E. Goldberg

/s/ David Poorvin	Director	June 10, 2013
David Poorvin

/s/ Helmut M. Schühsler	Director	June 10, 2013
Helmut M. Schühsler

/s/ Terry Vance	Director	June 10, 2013
Terry Vance

/s/ Gregory Verdine	Director	June 10, 2013
Gregory Verdine

EXHIBIT INDEX

Exhibit Number	Description

4.1	Restated Certificate of Incorporation of Enanta Pharmaceuticals, Inc. Previously filed as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on March 28, 2013 (File No. 001-35839) and incorporated herein by reference.

4.2	Amended and Restated Bylaws of Enanta Pharmaceuticals, Inc. Previously filed as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the SEC on March 28, 2013 (File No. 001-35839) and incorporated herein by reference.

4.3	Specimen certificate evidencing shares of common stock of Enanta Pharmaceuticals, Inc. Previously filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form S-1/A filed with the SEC on February 5, 2013 (File No. 333-184779) and incorporated herein by reference.

5.1	Opinion of Edwards Wildman Palmer LLP. Filed herewith.

23.1	Consent of PricewaterhouseCoopers LLP. Filed herewith.

23.2	Consent of Edwards Wildman Palmer LLP. Included in the opinion filed as Exhibit 5.1.

24.1	Power of Attorney. Included on the signature page hereto.

99.1	Amended and Restated 1995 Equity Incentive Plan. Previously filed as Exhibit 10.8 to the Registrant’s Registration Statement on Form S-1/A filed with the SEC on March 5, 2013 (File No. 333-184779) and incorporated herein by reference.

99.2	2012 Equity Incentive Plan. Previously filed as Exhibit 10.12 to the Registrant’s Registration Statement on Form S-1/A filed with the SEC on February 5, 2013 (File No. 333-184779) and incorporated herein by reference.